Exhibit (d)(4)

Execution Version

November 25, 2015

Rhombus Cinema Holdings, LLC

c/o Rizvi Traverse Management LLC
9465 Wilshire Blvd. Suite 840

Beverly Hills, CA 90212

Re:  Amended and Restated Rollover Investment Commitment

Ladies and Gentlemen:

This amended and restated letter agreement (this “Agreement”) sets forth the commitment of each of Michael V. Lewis and the MVL Trust dated August 3, 2010 (collectively, the “Rollover Investors”), subject to the terms and conditions contained herein, to transfer, contribute and deliver the number of shares of Company Common Stock described in Section 1 below to Rhombus Cinema Holdings, LLC, a Delaware limited liability company (“Purchaser”) in exchange for equity securities of Purchaser described in Section 1 below.  This Agreement amends and restates in its entirety that certain letter agreement, dated as of November 8, 2015, by and among the Rollover Investors and Purchaser, for purposes of revising Schedule A hereto to correct the number of shares of Company Common Stock owned by the Rollover Investors as of the date hereof and attaching an amended and restated Schedule B hereto (the “LLC Term Sheet”).  It is contemplated that, pursuant to an Agreement and Plan of Merger (as amended, restated, supplemented or otherwise modified from time to time, the “Merger Agreement”), dated as of November 8, 2015, by and among RealD Inc., a Delaware corporation (the “Company”), Purchaser and Rhombus Merger Sub, Inc., a Delaware corporation and a wholly-owned subsidiary of Purchaser (“Merger Sub”), Merger Sub will be merged with and into the Company (the “Merger”), with the Company being the surviving entity of such Merger and a wholly-owned subsidiary of Purchaser.  Each capitalized term used and not defined herein shall have the meaning ascribed thereto in the Merger Agreement.

1.                                    Commitment.  Each Rollover Investor hereby commits (its “Commitment”), subject to the terms and conditions set forth herein, to transfer, contribute and deliver to Purchaser immediately prior to the Effective Time the number of shares of Company Common Stock set forth opposite such Rollover Investor’s name on Schedule A hereto (its “Rollover Investment”) in exchange for a membership interest in Purchaser represented by a number of common units equal to (A) the number of common units of Purchaser to be issued to the Guarantor in exchange for the equity contribution to Purchaser to be made by the Guarantor in connection with the Merger multiplied by (B) a fraction, the numerator of which is the value of such Rollover Investor’s Rollover Investment (assuming that the value of each share of Company Common Stock is equal to the Merger Consideration) and the denominator of which is the equity contribution to Purchaser to be made by the Guarantor in connection with the Merger

(such membership interest (represented in the form of common units) in Purchaser to be issued to such Rollover Investor in exchange for the Rollover Investment, its “Purchaser Equity Securities”); provided that each Rollover Investor shall not, under any circumstances, be obligated to transfer, contribute or deliver to Purchaser any amounts or consideration other than its respective Rollover Investment, or to otherwise provide funds to Purchaser or any of its Affiliates in connection with the transactions contemplated by the Merger Agreement.  In connection with its Rollover Investment, each Rollover Investor hereby commits to execute and deliver at the Closing an Amended and Restated Limited Liability Company Agreement (or limited partnership equivalent(s)) for Purchaser containing the terms and conditions set forth on the LLC Term Sheet and such other customary terms and conditions reasonably agreed between the Guarantor and such Rollover Investor, and such other ancillary agreements in forms and substance reasonably satisfactory to such Rollover Investor, as Purchaser or the Guarantor may reasonably request.  Notwithstanding the foregoing, prior to the Effective Time, the Rollover Investors may elect to reduce their aggregate Rollover Investment by an amount equal to $6 million (calculated net of applicable withholding taxes and other applicable deductions), subject to the terms set forth in the first paragraph under “Approximate Equity Capitalization at the Closing” and clause (vi) of the first paragraph under “Transfer Restrictions” on the LLC Term Sheet.  The parties hereto intend for the Rollover Investment to be made on a tax-free basis under the Internal Revenue Code of 1986, as amended, and will treat the Rollover Investment as such for all tax purposes unless otherwise required by applicable law.  At the Closing, Purchaser shall cause the Company to, and Michael V. Lewis shall, execute and deliver an employment agreement in substantially the form set forth on Schedule C hereto. For the avoidance of doubt, the parties agree and acknowledge that in connection with the Rollover Investment, each share of Company Common Stock forming the Rollover Investment shall be valued at the Merger Consideration.

2.                                    Conditions.  The obligation of each Rollover Investor to fund its respective Commitment shall be subject to (i) the execution and delivery of the Merger Agreement by the parties thereto, (ii) the satisfaction or waiver of each of the conditions to Purchaser’s obligations to effect the Closing set forth in Article VI of the Merger Agreement (other than any conditions that by their nature are to be satisfied at the Closing, but subject to the prior or substantially concurrent satisfaction or waiver of such conditions), and (iii) the substantially simultaneous (A) funding of the Sponsor Equity Financing contemplated by, and in accordance with the terms of, the Sponsor Commitment Letter and (B) consummation of the Merger in accordance with the terms of the Merger Agreement, in each case, without waiver by Purchaser of any condition thereto, or amendment of any term thereof, not consented to in writing by the Rollover Investors (such consent not to be unreasonably withheld, delayed or conditioned) other than any such waiver or amendment that would not reasonably be expected to be adverse (in any respect) to the interests of the Rollover Investors.

3.                                    Parties in Interest; Third Party Beneficiaries.  The parties hereto hereby agree that their respective agreements and obligations set forth herein are solely for the benefit of the other party hereto and its respective successors and permitted assigns, in accordance with and subject to the terms of this Agreement, and this Agreement is not intended to, and does not, confer upon any Person other than the Guarantor (on behalf of the Purchaser) and the parties hereto and their

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respective successors and permitted assigns any benefits, rights or remedies under or by reason of, or any rights to enforce or cause Purchaser to enforce, the obligations set forth herein; provided, however, that the Company has relied on this Agreement and, accordingly, the Company is an express third-party beneficiary hereof and shall have the enforcement rights described in Section 4 hereof.

4.                                    Enforceability.  This Agreement may be enforced only by (i) Purchaser, (ii) the Guarantor (on behalf of the Purchaser), (iii) each Rollover Investor or (iv) the Company, pursuant to its right to seek specific performance of Purchaser’s obligation to enforce each Rollover Investor’s obligation to fund its respective Commitment in accordance with the terms hereof, pursuant to, and subject to, solely in accordance with, and to the extent permitted by, the terms and conditions of Section 8.08 of the Merger Agreement and the terms and conditions set forth herein (provided that the Company is also pursuing such right to enforce the Sponsor Commitment Letter if the Guarantor is in breach of its obligation to fund the Sponsor Equity Financing thereunder).  Purchaser’s creditors shall have no right to enforce this Agreement or to cause Purchaser to enforce this Agreement.

5.                                    No Modification; Entire Agreement.  This Agreement may not be amended or otherwise modified without the prior written consent of Purchaser, each Rollover Investor and the Company.  This Agreement constitutes the sole agreement, and supersedes all prior agreements, understandings and statements, written or oral, between the Rollover Investors or any of their Affiliates (provided, that the Company shall not be deemed to be an Affiliate of any Rollover Investor), on the one hand, and Purchaser or any of its Affiliates, on the other, with respect to the Commitment of each Rollover Investor to contribute its respective Rollover Investment in exchange for membership interests in the Purchaser and the other transactions contemplated hereby.

6.                                    Governing Law; Jurisdiction; Venue; Waiver of Jury Trial.

(a)                               This Agreement (and any claim or controversy arising out of or relating to this letter agreement) shall be governed by, and construed in accordance with, the laws of the State of Delaware, applicable to contracts executed in and to be performed entirely within that State, regardless of the laws that might otherwise govern under any applicable conflict of laws principles.

(b)                              All actions and proceedings arising out of or relating to this Agreement shall be heard and determined in the Chancery Court of the State of Delaware and any state appellate court therefrom within the State of Delaware (or, if the Chancery Court of the State of Delaware declines to accept jurisdiction over a particular matter, any state or federal court within the State of Delaware) and the parties hereto hereby irrevocably submit to the exclusive jurisdiction of such courts in any such action or proceeding and irrevocably waive, and agree not to assert, by way of motion, as a defense, counterclaim or otherwise, in any action or proceeding with respect to this Agreement, (i) any claim that such party is not personally subject to the jurisdiction of the aforementioned courts, (ii) any claim that it or its property is exempt or immune from jurisdiction of the aforementioned courts or from any legal process

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commenced in such courts, and (iii) any claim that the action, suit or proceeding in such court is brought in an inconvenient forum, the venue of such action, suit or proceeding is improper, or this Agreement, or the subject matter hereof, may not be enforced in or by such court.  The consents to jurisdiction and venue set forth in this Section 6(b) shall not constitute general consents to service of process in the State of Delaware and shall have no effect for any purpose except as provided in this paragraph and shall not be deemed to confer rights on any person other than the parties hereto.  Each party hereto agrees that service of process upon such party in any action or proceeding arising out of or relating to this Agreement shall be effective if notice is given by overnight courier at the address set forth in Section 8.10 of the Merger Agreement, in the case of Purchaser, and at the address set forth on Schedule A, in the case of the Rollover Investor.

(c)                               EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY THAT MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE IT HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT AND ANY OF THE TRANSACTIONS CONTEMPLATED HEREBY.  EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (A) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE EITHER OF SUCH WAIVERS, (B) IT UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF SUCH WAIVERS, (C) IT MAKES SUCH WAIVERS VOLUNTARILY AND (D) IT HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 6(c).

7.                                    Counterparts.   This Agreement may be executed in counterparts (including by facsimile or by .pdf delivered via email), each of which shall be deemed to be an original, but all of which, taken together, shall constitute one and the same agreement.

8.                                    Confidentiality; Cooperation.  Except as may be required by applicable Law (including any filing by a Rollover Investor with the Securities Exchange Commission (the “SEC”) as required by applicable securities laws (including the Exchange Act)), court process or the rules and regulations of any national securities exchange or national securities quotation system (and then only after as much advance notice and consultation as is feasible), and except as may be permitted by Section 5.05 of the Merger Agreement, each Rollover Investor shall not, and shall instruct its Representatives not to, make any press release, public announcement or other communication with respect to the business or affairs of the Company, Purchaser or Merger Sub, including this Agreement and the Merger Agreement and the transactions contemplated hereby and thereby, without the prior written consent of Purchaser.   Each Rollover Investor hereby (i) consents to and authorizes the publication and disclosure by Purchaser of such Rollover Investor’s identity and holding of shares of Company Common Stock and any

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other equity securities of the Company which are beneficially owned by any Rollover Investor or any of its Affiliates as of the date hereof or acquired after the date hereof and prior to the termination of this Agreement, and (following prior review by the Rollover Investor, and with the Rollover Investor’s reasonable comments taken into consideration by the Purchaser) the nature of such Rollover Investor’s commitments, arrangements and understandings under this Agreement and any other information that Purchaser reasonably determines to be necessary or desirable in any press release or any other disclosure document in connection with the Merger or any other transactions contemplated by the Merger Agreement and (ii) agrees as promptly as practicable to notify Purchaser of any required corrections with respect to any written information supplied by such Rollover Investor specifically for use in any such disclosure document.  Without limitation of the foregoing, each Rollover Investor shall provide to Purchaser all information concerning such Rollover Investor and cooperation as may be reasonably requested by Purchaser in connection with the Company’s preparation and filing of the Proxy Statement and any other filings required under applicable securities Laws and the resolution of any comments thereto received from the SEC.  Each Rollover Investor shall promptly correct any information provided by it or him for use in the Proxy Statement and any other filings required under applicable securities Laws if and to the extent such information shall have become false or misleading in any material respect.

9.                                    Termination.  The obligation of each Rollover Investor under or in connection with this Agreement will terminate automatically and immediately upon the earliest to occur of (a) the Closing (at which time all such obligations shall be discharged), (b) the valid termination of the Merger Agreement pursuant to Article VII thereof (unless the Company has previously commenced an action described in Section 4 hereof, in which case this Agreement shall terminate upon the final, non-appealable resolution of such action and satisfaction by each Rollover Investor of any obligations finally determined or agreed to be owed by such Rollover Investor, consistent with the terms hereof), (c) the termination (for any reason) of the Guarantor’s obligation to fund the Sponsor Equity Financing pursuant to the Sponsor Commitment Letter and (d) the Company or any of its Affiliates, or any Person claiming by, through or for the benefit of the Company, accepting payment of the Purchaser Termination Fee pursuant to the Merger Agreement or accepting payment thereof from the Guarantor under the Guaranty in respect of such obligation; provided that no such termination shall relieve any Rollover Investor from any liability to Purchaser or its Affiliates for any material breach of this Agreement by such Rollover Investor prior to such termination, and Purchaser or its Affiliates shall be entitled to any remedies at law or in equity to recover losses, liabilities or damages arising from such material breach (it being acknowledged and agreed that, for the avoidance of doubt, the failure of the Rollover Investors to fund their respective Commitments if and when due and payable pursuant to this Agreement shall constitute a material breach of this Agreement).

10.                            No Assignment.  The Commitment evidenced by this Agreement shall not be assignable, in whole or in part, by Purchaser without the Rollover Investors’ prior written consent, and the granting of such consent in a given instance shall be solely in the discretion of the Rollover Investors and, if granted, shall not constitute a waiver of this requirement as to any subsequent assignment; provided, that the rights, interests and obligations of Purchaser

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hereunder (including the Commitment) may be assigned by Purchaser to any Person (i) to whom the Merger Agreement is validly assigned in accordance with the terms thereof, (ii) to whom the right to receive the Sponsor Equity Financing is validly assigned in accordance with the terms of the Sponsor Commitment Letter and (iii) that is an entity formed for purposes of the transactions contemplated by the Merger Agreement and that does not have any assets, liabilities or operations (other than in connection with the transactions contemplated by the Merger Agreement or those incidental to its formation).  No transfer of any rights or obligations hereunder by any Rollover Investor shall be permitted without the prior written consent of Purchaser and the Company.  Any purported assignment of this Agreement or the Commitment in contravention of this Section 10 shall be void.

11.                            Representations and Warranties.  Each Rollover Investor hereby represents and warrants to Purchaser that (a) if the Rollover Investor is not a natural person, it has all limited partnership, trust or other organizational power and authority to execute, deliver and perform this Agreement; (b) if the Rollover Investor is not a natural person, the execution, delivery and performance of this Agreement by it has been duly and validly authorized and approved by all necessary limited partnership, trust or other organizational action by it; (c) this Agreement has been duly and validly executed and delivered by it or him and constitutes a valid and legally binding obligation of it or him, enforceable against it or him in accordance with the terms of this Agreement, subject to the effect of any applicable bankruptcy, reorganization, insolvency, moratorium or similar laws affecting creditors’ rights generally and subject, as to enforceability, to the effect of general principles of equity; (d) it or he is the record and beneficial owner of the shares of Company Common Stock identified with respect to it or him (as set forth on Schedule A), free and clear of any Lien (other than those arising under applicable securities laws and those arising under this Agreement and under the Voting Agreement), and has full and unrestricted power to dispose of all of such shares of Company Common Stock as contemplated by this Agreement without the consent or approval of, or any other action on the part of, any other Person; (e) other than any filing by it or him with the SEC as required by Sections 13(d) or 16(a) of the Exchange Act (and other than the providing of any information required by it or him in connection with the matters described in Section 3.03(d) of the Merger Agreement), none of the execution and delivery of this Agreement by it or him, the consummation by it or him of the transactions contemplated hereby or compliance by it or him with any of the provisions hereof: (i) requires any consent or other permit of, or filing by it or him with or notification to, any Governmental Authority or any other Person by it or him, (ii) results in a violation or breach of, or constitutes (with or without notice or lapse of time or both) a default (or gives rise to any third party right of termination, cancellation, material modification or acceleration) under any of the terms, conditions or provisions of any organizational document or contract to which it or he is a party or by which it or he or any of the shares of Company Common Stock identified with respect to it or him (as set forth on Schedule A) may be bound or affected, (iii) violates any Law or Order applicable to it or him or the shares of Company Common Stock identified with respect to it or him (as set forth on Schedule A), or (iv) results in a Lien upon any of the shares of Company Common Stock identified with respect to it or him (as set forth on Schedule A) (other than any Lien arising under this Agreement), other than, in each case in this clause (e), any matter which would not adversely affect in any material respect the ability of such Rollover Investor to perform his or its obligations hereunder or consummate the transactions contemplated

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hereby; (f) it or he has not entered into any stock transfer, disposition, commitment or other agreement or arrangement that is inconsistent with this Agreement (including, without limitation, its Commitment described herein); (g) it or he had access to all of the information required in order to evaluate an investment in Purchaser; (h) it or he is an “accredited investor” within the meaning of Rule 501 under Regulation D promulgated by the SEC under the Securities Act of 1933, as amended (the “1933 Act”); (i) it or he is acquiring the Purchaser Equity Securities for its or his own account (or for the account of the trust or plan or other entity referred to in the signature block at the end of this Agreement), for investment and not with a view to any resale or distribution thereof in violation of applicable securities laws; (j) it or he understands that the Purchaser Equity Securities have not been registered under the 1933 Act or any United States state securities laws and may not be assigned, sold or otherwise transferred without registration under the 1933 Act or any relevant state securities laws or exemption therefrom, and that as of the date hereof Purchaser has no obligation or intention to register the Purchaser Equity Securities under the 1933 Act or United States state securities laws; and (k) that it or he may therefore be required to bear the economic risk of holding the Purchaser Equity Securities for an indefinite period of time.

12.                            Severability.  If any term, condition or other provision of this Agreement is determined by a court of competent jurisdiction to be invalid, illegal or incapable of being enforced by any rule of Law or public policy, all other terms, provisions and conditions of this Agreement shall nevertheless remain in full force and effect.  Upon such determination that any term, condition or other provision hereof is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible to the fullest extent permitted by applicable Law in an acceptable manner to the end that the transactions contemplated by this Agreement are fulfilled to the extent possible.

13.                            Power of Attorney.  In order to effect the obligation of each Rollover Investor to make its Rollover Investment on the terms and subject to the conditions set forth in this Agreement, each Rollover Investor hereby grants a power of attorney to the Secretary of Purchaser, with full power of substitution, with respect to the matters set forth herein, and hereby authorizes the Secretary of Purchaser to execute all appropriate documents and instruments to effect such Rollover Investment by such Rollover Investor as shall be required under the terms of this Agreement, if such Rollover Investor fails to execute such documents and instruments substantially simultaneously upon the satisfaction of the conditions set forth in Section 2 above.  The power of attorney granted pursuant to the immediately preceding sentence is given in consideration of the agreements and covenants of the parties hereto in connection with this Agreement and the transactions contemplated by the Merger Agreement and, as such, is coupled with an interest and shall be irrevocable until the valid termination of this Agreement.

14.                            Specific Performance.  The parties hereto agree that irreparable damage, for which monetary damages (even if available) would not be an adequate remedy, would occur in the event that the parties hereto do not perform any provision of this Agreement in accordance with its specified terms or otherwise breach such provisions.  Accordingly, the parties hereto acknowledge and agree that the parties hereto and the Guarantor (on behalf of the Purchaser)

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shall be entitled to an injunction, specific performance and other equitable relief to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof, in addition to any other remedy to which they are entitled in Law or in equity.  Each of the parties hereto agrees that it will not oppose the granting of an injunction, specific performance and other equitable relief on the basis that any other party has an adequate remedy at law or that any award of specific performance is not an appropriate remedy for any reason at law or in equity.  Any party hereto or the Guarantor (on behalf of the Purchaser) seeking an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement shall not be required to provide any bond or other security in connection with such order or injunction.

15.                            Spousal Consent.  Each Rollover Investor’s spouse, if any, shall be required to execute the form of spousal consent set forth on Exhibit A to evidence such spouse’s agreement and consent to be bound by the terms and conditions of this Agreement as to such spouse’s interest, whether as community property or otherwise, if any, in such Rollover Investor’s Rollover Investment and the Purchaser Equity Securities issued to such Rollover Investor.

[remainder of the page intentionally left blank – signature page follows]

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Sincerely,

By: /s/ Michael V. Lewis
Michael V. Lewis

The MVL Trust dated August 3, 2010

By: /s/ Michael V. Lewis
Name: Michael V. Lewis
Title: Trustee

[Signature Page to Rollover Commitment Letter]

Agreed to and accepted:

RHOMBUS CINEMA HOLDINGS, LLC

By: /s/ Ben Kohn
Name: Ben Kohn
Title: Authorized Signatory

[Signature Page to Rollover Commitment Letter]

Exhibit A

SPOUSAL CONSENT

Such Rollover Investor’s spouse, if any, is fully aware of, understands and fully consents and agrees to the provisions of this Agreement and its binding effect upon any marital or community property interests he or she may now or hereafter own with respect to such Rollover Investor’s Rollover Investment and the Purchaser Equity Securities issued to such Rollover Investor in exchange therefor, and agrees that the termination of his or her and such Rollover Investor’s marital relationship for any reason shall not have the effect of removing any of such Rollover Investment or the Purchaser Equity Securities otherwise subject to this Agreement from coverage hereunder and that his or her awareness, understanding, consent and agreement are evidenced by his or her signature below.  Further, the undersigned acknowledges that he or she has been advised to and given the opportunity to consult its own independent attorneys and advisors prior to signing this Spousal Consent, and has done so to the extent the undersigned deemed appropriate.

Spouse’s Name:

Schedule A

Rollover Investor; Address	Number of Shares of Company Common Stock	Rollover Investment
Michael V. Lewis Address: 603 Ocean Avenue, 2C, Santa Monica 90402	49,983	$549,813
The MVL Trust dated August 3, 2010 Address: 603 Ocean Avenue, 2C, Santa Monica 90402	5,288,336	$58,171,696
Total	5,338,319	$58,721,509

Schedule B

A&R Limited Liability Company Agreement Term Sheet

Project Rhombus

Limited Liability Company Agreement Term Sheet

Company:

Rhombus Cinema Holdings, LLC (the “Company”), a holding company that will indirectly wholly-own RealD Inc. (“Rhombus”) upon the closing (the “Closing”) of the transactions contemplated by the Agreement and Plan of Merger, dated as of November 8, 2015, by and among the Company, Rhombus and Rhombus Merger Sub, Inc. (the “Merger Agreement”).

Form of the Company:

The Company shall initially be a Delaware limited liability company; provided that the Investors will cause the Company to be converted into, or merged with and into a newly-formed Delaware limited partnership not later than 30 days after the Closing, which will at all times be the sole stockholder of RT Rhombus Holdings, Inc., which in turn will be the sole stockholder of Rhombus.

RT Investor:	One or more funds or vehicles managed or otherwise controlled by Rizvi Traverse Management, LLC (collectively and including its permitted transferees, “RT”).

Rollover Investor:	Michael V. Lewis (“Lewis”) and the MVL Trust dated August 3, 2010 (collectively and including their permitted transferees, the “Rollover Investor”).

Other Investors:

One or more funds or affiliates managed by Fortress Investment Group (“Fortress”) and any other investors that participate in the Fortress Investment (collectively and including their permitted transferees, the “Other Investors” and, together with RT and the Rollover Investor, the “Investors”).

Approximate Equity Capitalization at the Closing:

Depending upon the amount of cash, debt and transaction expenses (including change-of-control payments) of or incurred by the Company and/or Rhombus at the Closing, the Fortress Investment described below, approximately $100,433,767 from RT to be invested in Class A Common Units of the Company (the “Class A Common Units”) and approximately $58,733,873 from the Rollover Investor to be invested in Class A Common Units (subject to reduction as described below). The equity investment of RT in Class A Common Units will be made in cash and the Rollover Investor’s equity investment in Class A Common Units will be made solely via the rollover of existing common stock of Rhombus. Notwithstanding the foregoing, if the definitive documents in connection with the debt financing to be funded at Closing prohibit the Company or its subsidiaries from making available an $6,000,000 revolving loan to the Rollover Investor at

Closing (the “Lewis Revolving Loan”), at the Rollover Investor’s election, either (i) RT and the Rollover Investor will cooperate in good faith to seek to reduce the Rollover Investor’s investment in Class A Common Units at Closing by an amount that results in after-tax proceeds to the Rollover Investor of $6,000,000 (the “Rollover Investment Adjustment”) (and RT’s equity investment in the Company at Closing will increase accordingly) or (ii) the Rollover Investor will be permitted to transfer a portion of his Class A Common Units in accordance with clause (vi) under the “Transfer Restrictions” section below.

Fortress has committed to make a (i) $125,000,000 investment in Preferred Units of the Company (the “Preferred Units”) at Closing, which amount will be reduced if and to the extent that, following the date of the Merger Agreement (but prior to Closing), additional investors commit to make an equity investment in the Company, and (ii) $5,000,000 investment in Class A Common Units (the “Co-Invest Units”) (the commitments of Fortress and such additional investors collectively, the “Fortress Investment”). In connection with the Fortress Investment, for each $5,000,000 investment in Preferred Units, the Other Investor(s) shall receive an aggregate number of Class A Common Units equal to 1% of the outstanding Class A Common Units as of the Closing (such dilution to be borne by all holders of Class A Common Units on a pro rata basis). After consultation with the Rollover Investor, RT may also offer other senior members of Rhombus management the opportunity to invest in Class A Common Units via the rollover of additional Rhombus common stock or transferable equity awards at Closing (with such other rollover management member responsible for all taxes due as a result of the basis in the assigned shares being less than current market value), which will correspondingly reduce RT’s investment in Class A Common Units at Closing (and such senior members of Rhombus management will be Investors and Common Members hereunder).

Units:

Preferred Units, Class A Common Units and Class B Common Units of the Company representing profits interests to be issued pursuant to the management equity incentive plan and award agreements thereunder, as more fully described on Annex B hereto (such Class B Common Units being referred to herein as the “MIP Units” and, together with the Class A Common Units, the “Common Units”; the Preferred Units and the Common Units, collectively, the “Units”). The holders of Common Units from time to time are referred to herein as the “Common Members”.

Assuming (i) funding in respect of the Units by the persons described above in the amounts described above, (ii) Fortress funds the full Fortress Investment amount and (iii) there is no Rollover Investment Adjustment or additional management rollover, a pro forma table of the equity capitalization of the Company (excluding the MIP Units) is set forth on Annex A hereto.

Terms of the Preferred Units:

As set forth in or contemplated by that certain Amended and Restated Equity Commitment Letter, dated as of November 25, 2015, by and among Fortress Credit Advisors LLC, the Company and Rizvi Traverse Management, LLC (the “Fortress Commitment Letter”).

Management Equity Incentive Plan:	See Annex B hereto.

Board of Managers:

The Company will be managed by a Board of Managers (the “Board”). The Board will have full power to manage and control the business and affairs of the Company and its subsidiaries, subject to the supermajority voting rights described below and the terms of the Preferred Units. All actions of the Board shall be approved by a majority of the entire Board, and the Board may act by written consent.

Subject to the terms of the Preferred Units, the Board shall consist of five (5) managers, two (2) of which (including with respect to each committee of the Board) shall be appointed by RT, one (1) of which (including with respect to each committee of the Board) shall be appointed by the Other Investors holding a majority in interest of Preferred Units held, in the aggregate, by the Other Investors, and two (2) of which (including with respect to each committee of the Board) shall be appointed by the Rollover Investor (the “Rollover Designees”); provided that if at any time after the Closing (i) (A) the Rollover Investor fails to own at least 15% of the total issued and outstanding Class A Common Units and (B) Lewis is no longer the Chief Executive Officer of the Company, or (ii) Lewis dies or becomes disabled (as the term “disability” is defined in his employment agreement), the Rollover Investor shall no longer be entitled to appoint the Rollover Designees to the Board, and RT shall have the right to appoint such members of the Board thereafter. So long as the Rollover Investor is entitled to appoint the Rollover Designees, Lewis shall at all times be a Rollover Designee and Chairman of the Board. Following such time as, pursuant to the terms of the Preferred Units, the Other Investors are no longer entitled to appoint a member of the Board, the size of the Board shall be reduced to four (4) managers, to be appointed by RT and the Rollover Investor as provided above.

Voting:

Holders of Class A Common Units shall be entitled to one vote per Class A Common Unit.  The Preferred Units (subject to the terms of the Preferred Units) and the MIP Units shall be non-voting except to the extent required by applicable law.

Notwithstanding the full power of the Board to manage and control the business and affairs of the Company and its subsidiaries, the Company and its subsidiaries shall not take the following actions without the affirmative vote of at least 80% in interest of the issued and outstanding Class A Common Units:

(i)        liquidation, dissolution or winding up or effecting of any plan of liquidation, dissolution or the commencement of proceedings relating to bankruptcy, insolvency, reorganization or relief of debtors of the Company or any of its subsidiaries, except in each case in connection with a Drag-Along Sale;

(ii)        amendment or modification of the articles of incorporation, bylaws or equivalent organizational documents of the Company or any of its subsidiaries;

(iii)                          sale or other disposition of all or substantially all of the assets or business of the Company and its subsidiaries, except in connection with a Drag-Along Sale;

(iv)                          transaction in which the Company or its subsidiaries merge or consolidate with or into any person, except (x) in the case of such transaction among the Company and its subsidiaries or among such subsidiaries, (y) where the holders of the capital stock or equity interests of the surviving or the resulting entity immediately following such transaction are the same (in kind and amount) as those of the Company immediately prior to the transactions, or (z) in connection with a Drag-Along Sale;

(v)        any acquisition by the Company or its subsidiaries of stock or other equity securities (whether by merger, consolidation, purchase of stock or other equity securities or otherwise) or of the assets (outside the ordinary course of business) of any other entity, except any such acquisition where the aggregate consideration for such acquisition is less than certain threshold amounts (individually and in the aggregate) as agreed upon in the definitive agreement;

(vi)       other than as described in clause (iii) above, any sale, transfer or other disposition of assets of the Company and its subsidiaries outside the ordinary course of business, except any such sale, transfer or other disposition of assets where the aggregate consideration for such assets is less than certain threshold amounts (individually and in the aggregate) as agreed upon in the definitive agreement;

(vii)                      dividends or other distributions to members, including, but not limited to, any dividend or other distribution by means of a redemption or repurchase of Units, except (x) vested Units repurchased from former employees or consultants in connection with the cessation of their employment/services with the Company or any of its subsidiaries, (y) the redemption or repurchase of Preferred Units or (z) the exercise of the Call Right;

(viii)                  issuance by the Company or any of its subsidiaries of equity securities, except for (x) options or other securities issued pursuant to any incentive equity plan or agreement or other benefit plan in place at the time of Closing or approved by the Board from time to time, (y) in connection with the consummation of an Initial Public Offering (as defined below) or (z) in connection with a Drag-Along Sale;

(ix)                          incurrence after the Closing of any indebtedness for borrowed money (including guarantees of indebtedness for borrowed money) in excess of a cap (as agreed upon in the definitive agreement) by the Company or its subsidiaries, other than (x) pursuant to a credit facility in place at Closing or (y) any refinancing of then-existing indebtedness for borrowed money on terms and conditions that are not materially less favorable to the Company and its subsidiaries, in the aggregate, than such then-existing indebtedness for borrowed money;

(x)                              permit the creation of material liens on the assets of the Company and its subsidiaries;

(xi)                          make any loans or advances to any person or entity outside the ordinary course of business and in excess of a cap (as agreed upon in the definitive agreement), other than in connection with any draws by Lewis on the Lewis Revolving Loan (if any);

(xii)      other than the Lewis Revolving Loan, transactions, material contracts, agreements or arrangements, or amendments to an agreement, between the Company or any of its subsidiaries, on the one hand, and any Investor or affiliate of any Investor, on the other hand, in each case, either (A) that is not entered into on arms-length terms or (B) that includes fees or other amounts payable to RT or any Other Investor (whether pursuant to an amendment to the Management Services Agreement or otherwise (but excluding the amount of fees and expenses contemplated by the Management Services Agreement in effect at Closing));

(xiii)                  increase or decrease the size of the Board;

(xiv)     approval of the annual operating budget of the Company and its subsidiaries; provided that in the event that the requisite holders of Class A Common Units are unable to approve an annual operating budget for the upcoming fiscal year, the annual operating budget from the prior fiscal year shall be deemed to be approved for such upcoming fiscal year until such time as a new annual operating budget is approved;

(xv)      material change in the line of business of the Company and its subsidiaries from that conducted or reasonably contemplated to be conducted as of the Closing;

(xvi)                  change in the outside auditor of the Company and its subsidiaries; or

(xvii)              enter into any agreement or arrangement to do any of the foregoing;

provided that, following the death or disability (as defined in his employment agreement) of Lewis, the affirmative vote of a majority in interest of the issued and outstanding Class A Common Units will be sufficient to approve the actions set forth in clauses (v), (vi), (vii), (viii), (ix), (x), (xi), (xiii), (xiv), (xv), (xvi) and the entry into any agreement or arrangement to do any of the foregoing;

provided, further, that if the holders of the Preferred Units have the right to elect a majority of the Board pursuant to the terms of the Preferred Units, then the approval by a majority of the Board will be sufficient to approve the actions set forth in clauses (vi), (viii), (ix), (x) and (xiv).

Notwithstanding the foregoing, no holder of Class A Common Units shall be permitted to grant or withhold consent to any of the foregoing actions if such action or the failure to take such action, as the case may be, would result in a breach of the definitive documents in connection with the debt and preferred equity financing to be funded at Closing (or any refinancing thereof).

Additional Capital Contributions:	Following the Closing, no member of the Company shall be required to make any additional capital contributions to the Company or any of its subsidiaries.

Distributions:

Subject to the terms of the Preferred Units, distributions of available cash in respect of Common Units shall be made as follows:

First, to the holders of Class A Common Units on a pro rata basis until RT and the Rollover Investor have received aggregate distributions in an amount that represents an 8% annualized internal rate of return on invested capital; and

Second, any remaining amounts to the Common Members on a pro rata basis, subject, in the case of the MIP Units, to applicable distribution restrictions to preserve profits interest treatment; provided that any distributions in respect of unvested MIP Units shall be retained by the Company until such time as such MIP Units vest.

Notwithstanding the foregoing, proper provision shall be made so that at all times the MIP Units qualify as profits interests for tax purposes.

Drag-Along Rights:

If on or after the three (3)-year anniversary of the Closing and subject to the terms of the Preferred Units, RT determines to effect a transaction that results in a Change in Control (as defined in Annex B) of the Company and that otherwise meets the requirements of clauses (1) through (3) below (a “Drag-Along Sale”), RT may require the other Common Members to consent to or otherwise participate in such Drag-Along Sale, and each such Common Member will (if such Drag-Along Sale involves a sale of Common Units, merger, business combination or similar transaction) be obligated to sell in such Drag-Along Sale a percentage of the number of Common Units owned by such Common Member (allocated proportionately among the Class A Common Units and tranches of MIP Units owned by such Common Member, as applicable), equal to the quotient of (a) the aggregate number of Common Units that are proposed to be sold by RT in such Drag-Along Sale divided by (b) the aggregate number of Common Units owned by RT, so long as (1) such Drag-Along Sale is to a non-affiliated third party of RT, (2) the purchase price is paid in cash or marketable securities in the same proportion for all Common Members in respect of their Common Units and

(3) the other terms of such Drag-Along Sale are the same for all Common Members (other than any Common Member, other than RT, if such Common Member elects to contribute Common Units to the acquiring or surviving company in such transaction and, in the case of the MIP Units, other than as provided in the immediately following paragraph).  Furthermore, but subject to the foregoing conditions, each of the other Common Members will be obligated, as the case may be, to (x) vote all its Common Units in favor of, and waive all dissenters and appraisal rights in connection with, such Drag-Along Sale, (y) consent to the appointment of RT or its affiliate as representative of the Common Members with respect to matters affecting the Common Members in connection with such Drag-Along Sale and (z) appoint RT as attorney-in-fact and proxy with respect to the Common Units to be sold by such Common Member in such Drag-Along Sale.  No Common Member, without such Common Member’s consent, shall be required to (A) make representations and warranties in an individual capacity, except as to authorization, non-contravention, ownership and related matters or (B) provide any indemnity in excess of the net proceeds received by such Common Member from such Drag-Along Sale, or that applies on a non-pro rata basis.

The purchase price to be paid in a Drag-Along Sale for any transferred MIP Unit shall be equal to the amount that would be received by the holder of such MIP Unit following a hypothetical sale of all of the Company’s assets at the valuation implied by such Drag-Along Sale (net of selling expenses of RT in connection with such Drag-Along Sale) and a distribution of the distributable proceeds from such hypothetical sale to the Common Members in accordance with the “Distributions” section above.

This drag-along right shall terminate immediately upon the consummation of an Initial Public Offering.

Tag-Along Rights:

If any Investor desires to, directly or indirectly, in any Permitted Third Party Transfer, sell any outstanding Class A Common Units then it must offer each other Investor holding Class A Common Units the right to participate in such sale (on the same terms and subject to the same conditions as those afforded to the selling Investor) on a pro rata basis.  In the event that less than all of the non-selling Investors elect to participate in such sale or any of the non-selling Investors elects to sell less than the number of Class A Common Units it is entitled to include in such sale, the selling Investor and the other participating Investors shall have the right to include in such sale a corresponding number of additional Class A Common Units on a pro rata basis (based on their respective number of Class A Common Units initially included in such sale).

No Investor, without such Investor’s consent, shall be required to (x) make representations and warranties in an individual capacity, except as to authorization, non-contravention, ownership and related matters or (y) provide any indemnity in excess of the net proceeds received by such Investor from such sale, or that applies on a non-pro rata basis.

This tag-along right shall terminate immediately upon consummation of an Initial Public Offering.

Transfer Restrictions:

Prior to an Initial Public Offering, no Common Member may transfer its Common Units to any third party, other than (i) (A) with the consent of RT and the Rollover Investor or (B) by RT after (but not before) the three (3)-year anniversary of the Closing; provided that, so long as the Preferred Units remain outstanding, such transfer is not to a direct competitor of Rhombus (a “Permitted Third Party Transfer”; any transfer pursuant to this clause (i) being subject to the tag-along rights described above), (ii) transfers pursuant to the drag-along and tag-along rights described above, (iii) in the case of RT and the Other Investors, transfers to controlling, controlled or commonly controlled affiliates, (iv) in the case of the Rollover Investor, transfers to trusts and other estate planning vehicles for the sole benefit of the Rollover Investor or family members of the Rollover Investor so long as the Common Units remain under the sole control of the Rollover Investor, (v) in the case of a Common Member that is an investment fund, other investment funds or vehicles under common management or control or to the limited partners of an investment fund in connection with a pro rata distribution so long as the general partner (or equivalent) of the distributing fund retains a proxy over the voting and disposition of such Common Units, (vi) if the Rollover Investment Adjustment does not occur, one or more transfers by the Rollover Investor of an aggregate number of Class A Common Units not to exceed 20% of the Class A Common Units owned by the Rollover Investor as of immediately after the Closing; provided that if the Rollover Investor transfers any of its Class A Common Units pursuant to this clause (vi), the Lewis Revolving Loan will immediately terminate and all outstanding amounts thereunder must be immediately repaid by the Rollover Investor; provided, further, that RT shall have a right of first refusal on any proposed transfer of Class A Common Units by the Rollover Investor pursuant to clause (vi) above, and the Other Investor shall have a secondary right of first refusal if and to the extent that RT does not purchase all of such Class A Common Units, (vii) one or more transfers by RT of an aggregate number of Class A Common Units not to exceed 25% of the Class A Common Units owned by RT as of immediately after the Closing, and (viii) so long as the Preferred Units remain outstanding, transfers of Class A Common Units by the Other Investors to purchaser(s) of, and together with, Preferred Units; provided that the percentage of Class A Common Units to be transferred by an Other Investor (based on the number of Class A Common Units owned by such Other Investor) shall be equal to the percentage of Preferred Units so sold by such Other Investor (based on the number of Preferred Units owned by such Other Investor), excluding for purposes of such determination the Co-Invest Units.

Any acquirer of Common Units (a) must agree to execute the LLC Agreement and be bound by the provisions of the LLC Agreement, including the transfer restrictions and drag-along provisions of the LLC Agreement, and to make customary representations including as to its status as an “accredited investor”, and (b) will be entitled to exercise the tag-along rights, registration rights and other rights of the transferor under the LLC Agreement.

Preemptive Rights:

The Investors shall have customary preemptive rights on all issuances of Common Units or securities convertible into Common Units prior to an Initial Public Offering in order to maintain their respective pro rata ownership of Common Units (excluding MIP Units), subject to customary exceptions and exclusions.  The Investors shall be entitled to participate in such issuance on the same terms and conditions as are applicable to other participants in the issuance, and shall not, as a condition to participation, be obligated to agree to any terms, conditions or restrictions not applicable to all other purchasers of such securities.

If the Board determines in good faith that emergency funding is required, and therefore accommodating preemptive rights would have an adverse effect on the Company and its financial condition, then the Board shall be permitted to authorize and issue the additional Common Units without regard to the preemptive rights; provided that the Company shall be required to, not later than thirty (30) days after such issuance, offer each Investor the opportunity to purchase a portion of such additional Common Units, in a manner and on terms that substantially give effect to the ability of such Investor to acquire a portion of such additional Common Units pursuant to the exercise of preemptive rights.

Call Right:

In the event of the death or disability (as defined in his employment agreement) of Lewis, the Company shall have the right, but not the obligation, to repurchase the Rollover Investor’s Common Units (the “Call Right”) for a purchase price equal to the fair market value of such Common Units (as reasonably determined by the Board in good faith, without taking into account any discount to fair market value for (x) the illiquid nature of the Common Units or (y) the fact that the Rollover Investor’s Common Units may represent a minority interest in the Company (or the fact that the Rollover Investor’s Common Units may represent a controlling interest in the Company), but taking into account the fact that Lewis is no longer serving as Chief Executive Officer), which right shall be additional to any other Company call rights otherwise applicable to MIP Units.

Initial Public Offering:

At any time following the three (3)-year anniversary of the Closing, the Company (upon approval by the Board) may consummate an initial public offering of the Company (an “Initial Public Offering”).  In connection with the Initial Public Offering, the Common Members shall convert or exchange their Common Units into shares of capital stock of a corporation and take all other reasonable actions in order to facilitate the Initial Public Offering.

Common Units (or any shares of capital stock of a corporation into which the Common Units are required to be converted in connection with an Initial Public Offering) may be subject to the vesting terms applicable to any unvested underlying MIP Units and to an underwriters lock-up for up to 180 days following an Initial Public Offering.

The board designation and supermajority voting rights shall terminate immediately upon consummation of an Initial Public Offering.

Registration Rights:

After an Initial Public Offering, RT and the Rollover Investor shall be permitted to exercise unlimited demand registration rights and each Investor shall have customary pro rata piggyback registration rights in respect of any demand registration effected by RT or the Rollover Investor or on any other registration effected by the Company, subject to customary underwriter cutbacks on a pro rata basis.  The Company shall bear the registration expenses of all piggyback and demand registrations, and shall reimburse the holders of registrable securities included in each registration (including registrations pursuant to an Initial Public Offering) for the reasonable fees and disbursements of counsel.

Information Rights:

Investors holding Class A Common Units shall have customary information rights, including the right to receive regularly prepared consolidated annual and quarterly financial statements of the Company and its subsidiaries (subject to appropriate confidentiality restrictions).  Holders of MIP Units will not be entitled to such information rights in respect of their MIP Units, except as may be required by applicable law.

Waiver of Corporate Opportunity Doctrine; Fiduciary Duties:

None of RT, the Rollover Investor (but only if Lewis is no longer serving as Chief Executive Officer of the Company) or the Other Investors, or any of their respective affiliates, shall (i) be in any way prohibited or restricted from engaging or investing in any business opportunity or (ii) be required to present any business opportunity to the Company and its subsidiaries.

To the greatest extent permitted by applicable law: (a) neither the Investors nor the members of the Board shall, in their capacities as such, owe any fiduciary or similar duty or obligation whatsoever to the Company, its subsidiaries or any other Investor, and (b) the LLC Agreement shall eliminate any such duties or obligations that would otherwise apply thereto.

Indemnification:

Each officer (subject to compliance with such officer’s duties and obligations to the Company) and each member of the Board shall be entitled to indemnification from the Company to the maximum extent permitted by law, including advancement of expenses, and director and officer liability coverage.  Each member of the Board shall be entitled to receive an Indemnification Agreement from the Company on equivalent terms.

Management Services: Agreement:	As set forth in or contemplated by the Fortress Commitment Letter.

Amendments:

Subject to the terms of the Preferred Units, the LLC Agreement may be amended or waived by the vote of at least 80% in interest of the issued and outstanding Class A Common Units; provided that no amendment to, or waiver of, the LLC Agreement that materially adversely affects any Investor in a disproportionate manner shall be made without the consent of such Investor.

Annex A

Pro Forma Capitalization*

Holder	Preferred Units	% of Outstanding Preferred Units	Class A Common Units	% of Outstanding Class A Common Units
Fortress	125,000,000	100.0%	59,714,333	27.3%
RT	-	-	100,433,767	45.9%
Rollover Investor	-	-	58,733,873	26.8%
Total	125,000,000	100.0%	218,881,973	100.0%

*Subject to adjustment based on cash, indebtedness and transaction expenses of or incurred by the Company and/or Rhombus at Closing.

Annex B

[Management Equity Incentive Plan Term Sheet]

Project Rhombus

Profits Interest Unit Plan Term Sheet

Overview:	The Profits Interest Plan (the “Plan”) will provide for the grant of awards of Class B Units (“Profits Interest Units”) in a Delaware limited liability company (the “Company”).

Reserve:

Initially, the Plan will reserve for issuance a number of Class B Units of the Company representing the right to participate in up to 10% of the aggregate profits and capital appreciation of the Company allocable to the Common Units (from and above the applicable 8% IRR hurdle) following the closing of the proposed merger. Allocation of the incentive equity pool among eligible participants will be made by the Board of Managers in its discretion after good faith consultation with Mr. Lewis.

Eligibility:	Employees, consultants and managers of the Company and its subsidiaries will be eligible to receive awards of Profits Interest Units.

Vesting:

Initial awards of Profits Interest Units will vest as follows, subject to the participant’s continued employment with the Company or its subsidiaries through the applicable vesting date:

•       One-half of the Profits Interest Units will vest in substantially equal annual installments over the four (4)-year period following the applicable vesting start date (“Tranche I Units”); and

•       One-half of the Profits Interest Units will vest in substantially equal annual installments over the five (5)-year period following the applicable vesting start date (“Tranche II Units”).

Notwithstanding the foregoing, in the event that a Change in Control occurs and the participant remains in continued employment with the Company or its subsidiaries through the date of such Change in Control, the Profits Interest Units will vest in full (to the extent not then-vested) immediately prior to such Change in Control. The Company’s Board of Managers may also accelerate the vesting of any unvested Profits Interest Units at any time in its sole discretion.

•       “Change in Control” shall mean (i) a merger or consolidation of the Company with or into any corporation or other entity or person, (ii) a sale, lease, exchange or other transfer in one transaction or a series of related transactions of all or substantially all of the Company’s business or assets (including through the sale, merger or consolidation of the equity of one or more Affiliates of the Company), or (iii) any other transaction, including the sale by the Company of new equity interests or a transfer of existing equity interests of the Company, the result of which is that a third party that is not an affiliate of the Company or its unitholders (or a group of third parties not affiliated with the Company or its unitholders) immediately prior to such transaction acquires or holds equity interests of the Company representing a majority of the Company’s outstanding voting power immediately following such transaction; provided that the following events shall not constitute a “Change in Control”: (A) a transaction (other than a sale of all or substantially all of the Company’s assets) in which the holders of the voting securities of the Company immediately prior to the merger or consolidation hold, directly or indirectly, at least a majority of the voting securities in the successor corporation or its parent immediately after the merger or consolidation in the same proportions as in effect immediately before such transaction; (B) a sale, lease, exchange or other transaction in one transaction or a series of related transactions of all or substantially all of the Company’s assets to an affiliate of the Company; (C) an initial public offering of any of the Company’s securities; (D) a reincorporation of the Company solely to change its jurisdiction; or (E) a transaction undertaken for the primary purpose of creating a holding company that will be owned in substantially the same proportion by the persons who held the Company’s securities immediately before such transaction.

•       “Affiliate” shall mean, with respect to any entity, any other entity that directly or indirectly through one or more intermediaries controls, is controlled by or is under common control with, the entity in question. As used herein, the term “control” means the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of an entity, whether through ownership of voting securities, by contract or otherwise.

In addition, with respect to any initial award of Profits Interest Units to Mr. Lewis, in the event that Mr. Lewis’ employment with the Company is terminated by the Company without “Cause,” due to the Company’s delivery of a “Renewal Termination Notice” (provided that Mr. Lewis is willing and able at the time of receipt of such Renewal Termination Notice to continue providing services to the Company under his employment agreement with RealD Inc. (the “Employment Agreement”)) or by Mr. Lewis for “Good Reason,” in each case, subject to his timely execution and non-revocation of the “Release” (each such term as defined in the Employment Agreement) in accordance with the terms of the Employment Agreement, any Tranche I Units and Tranche II Units subject thereto that would have otherwise vested (absent his termination) during the twelve (12)-month period immediately following his termination of employment will vest upon such termination.

Distribution Threshold:1

Profits Interest Units will be issued subject to a “Distribution Threshold” below which the profits interests may not participate in liquidation distributions. The Distribution Threshold will be equal to the grant date liquidation value of the Class B Units in order to preserve profits interest tax treatment, and is expected to equal $0 with respect to initial awards of Profits Interest Units.

Payments:

To the extent that any distributions would be payable with respect to Profits Interest Units prior to the vesting of such Profits Interest Units, any such distributions will be retained by the Company and will be paid to the relevant participant only if and when the Profits Interest Units to which such distributions

1 Note that Profits Interest Units will sit behind an 8% IRR to RT, as set forth in the LLC Term Sheet.

relate become vested.

IPO:

If the Company converts to a c-corporation in connection with an initial public offering, any Profits Interest Units outstanding at such time will be converted into an economically equivalent number of shares of common stock (or, in the case of unvested Profits Interest Units, restricted common stock subject to the same vesting terms as applied to the underlying Profits Interest Units) that are being offered to the public in the offering and such securities will be registered on Form S-8, if available. Transfer restrictions will cease to apply to the Profits Interest Units (or the equivalent shares of common stock into which they are converted) following an initial public offering, except to the extent such interests remain subject to vesting conditions as described above or are made subject to an underwriters lock-up (such lock-up not to exceed 180 days) following an initial public offering.

Termination for Cause; Call Right:

If a participant’s employment is terminated for “cause,” the participant will forfeit all vested and unvested Profits Interest Units upon such termination. If a participant’s employment terminates for any reason other than due to a termination by the Company for “cause,” the Company will have the right, but not the obligation, to repurchase any Profits Interest Units that have vested as of the date of such termination for a purchase price equal to the fair market value of such Profits Interest Units (as determined in good faith by the Company’s Board of Managers, without taking into account any discount to fair market value for (x) the illiquid nature of the Profits Interest Units or (y) the fact that the Profits Interest Units may represent a minority interest in the Company (or the fact that the Rollover Investor’s (as defined in the Company’s operating agreement) Common Units may represent a controlling interest in the Company), but taking into account the fact that Mr. Lewis is no longer serving as Chief Executive Officer of RealD, Inc.). The foregoing call rights will expire upon completion of an initial public offering.

Award Agreements:	Each Profits Interest Unit will be subject to a written award agreement between the recipient and the Company.

Administrator:

The Plan will be administered by the Company’s Board of Managers (or a committee thereof), which shall have authority to delegate its duties and responsibilities under the Plan to the extent permitted by applicable law.

Governing Law:	The Plan and the Profits Interest Units will be construed and interpreted in accordance with Delaware law, without reference to conflicts of laws principles.

83(b) Election:	Recipients will make an 83(b) election within 30 days of the grant of any Profits Interest Units.

Schedule C

Michael V. Lewis Employment Agreement